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OncoSec Medical Incorporated
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OncoSec Sends Letter Urging Shareholders Not to Be Distracted by Alpha’s Last-Ditch Efforts to Derail CGP/Sirtex Transaction

Believes CGP/Sirtex Transaction is Best Option for OncoSec and Will Drive Long-Term Value

ISS and Glass Lewis, Both Impartial, Well-Respected Independent Third Parties, Have Fully Recommended Shareholders Support CGP/Sirtex Transaction

Urges Shareholders to Vote FOR the CGP/Sirtex Transaction on the WHITE Proxy Card Today

SAN DIEGO and PENNINGTON, N.J., January 21, 2020 – Daniel O’Connor, President, Director & CEO of OncoSec Medical Incorporated (NASDAQ:ONCS), a company developing late-stage intratumoral cancer immunotherapies, today sent the following letter to shareholders. The full text of the letter and additional information can be found at www.advancingoncosec.com.

January 21, 2020

Dear Valued OncoSec Shareholder,

I recognize that you have received a barrage of emails, letters, calls and other communications from both OncoSec Medical Incorporated (“OncoSec” or the “Company”) and Alpha Holdings, Inc. (“Alpha”) in recent weeks. I apologize for that. I will try to make this letter as brief and to the point as possible.

Alpha’s recent “proposal” would give Alpha control of OncoSec before Alpha makes ANY capital investment in the Company.

●	Alpha apparently wants COMPLETE control over OncoSec – a majority ownership of OncoSec stock and a majority of Alpha-appointed directors on the Company’s board of Directors (the “Board”) – after closing its tender offer, WITHOUT A SINGLE DOLLAR FLOWING TO THE COMPANY FOR UP TO 6 MONTHS after execution of the transaction documents.
●	It could take up to 12 months following execution of the transaction documents related to Alpha’s proposal for funding to be completed. Further, Alpha’s “proposal” carries the risk that OncoSec may not even be able to enter into definitive deal documentation with Alpha through no fault of OncoSec given the strict conditions in Alpha’s “proposal.” In that event, OncoSec would be left in a position where it could also no longer obtain financing from CGP and Sirtex.
●	Compare this to the proposed strategic investment by, and partnership with, CGP and Sirtex[1] (the “CGP/Sirtex Transaction”), which upon closing will NOT result in CGP and Sirtex obtaining control of the Board and will provide an IMMEDIATE $30 million cash infusion.
●	Alpha’s “proposal” is the sort of tactic we EXPECT to see more of from them in the next few weeks, as it seems that they are doing anything and everything they can to derail the CGP/Sirtex Transaction. Do not let their games distract you from the facts.

We believe Alpha’s proposed “tender offer” at $2.50 per share may be designed to obtain your shares “on the cheap.”

●	When the CGP/Sirtex Transaction was first announced, our stock price rose to as high as $2.65 in the days following announcement.

1 Grand Decade Developments Limited, a wholly owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited (“CGP”) and its U.S. affiliate, Sirtex Medical US Holdings, Inc. (“Sirtex”).

●	The purpose of the CGP/Sirtex Transaction is to infuse OncoSec immediately with $30 million and drive value for our shareholders.
●	Why should Alpha get your shares for $2.50 when the CGP/Sirtex Transaction provides the company with immediate access to $30 million, which we believe has the potential to drive our value well above $2.50?

Which do you prefer when it comes to a major investment in OncoSec?: A publicly traded Korean chip manufacturer and its unidentified “consortium of investors” or two premier biopharmaceutical companies?

●	The purpose of the CGP/Sirtex Transaction is simple: to bring to you, our shareholders, a partnership with two well-established, successful, well-funded biopharma companies, with the goals of potentially driving TAVO™ to the drug approval finish line and enhancing value for shareholders.
●	Contrast CGP and Sirtex with Alpha, a Korean chip manufacturer, and its unidentified “consortium of investors.”
●	The CGP/Sirtex Transaction represents the first time in the Company’s history that ANY OTHER DRUG COMPANY, let alone two significant, successful drug companies, is committing ANY amount of cash and willing to use their drug development expertise to join forces with us to help us finally bring to market the technology that drew us all to OncoSec in the first place.

We do not believe Alpha even has the money to fund their “proposal.”

●	Here’s what the Korean Herald recently wrote on this very point related to Alpha’s “proposal”:

“The bid, however, raises questions about [Alpha’s] capacity to finance the move. As of end-September, Alpha’s cash ammunition came to 6 billion won ($5.1 million), while its debt-equity ratio came to 103.4 percent. [Alpha], in addition, took out an 8.2 billion won short-term loan to acquire a real estate asset in December.”2

Alpha does not seem to have a good track record when it comes to prior investments.

●	In 2018, Alpha initiated litigation against another biotech company that it invested in, and that litigation is still unresolved.
●	Alpha has also initiated litigation against OncoSec in connection with the CGP/Sirtex Transaction.
●	Alpha seemingly has a history of not working collaboratively and being litigious with companies in which it has invested.

The CGP/Sirtex Transaction was definitively recommended by BOTH Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”).

●	ISS and Glass Lewis are trusted third-party analysts and advisors that make INDEPENDENT voting recommendations to shareholders.
●	ISS interviewed both OncoSec and Alpha, reviewed all of the salient facts and then, in a detailed report, made a definitive recommendation that shareholders vote FOR the CGP/Sirtex Transaction. This holds true both before Alpha made its recent “proposal” and then again after it.
●	Alpha has no compelling reason to offer as to why you should ignore ISS and Glass Lewis’s recommendations to you.

2 http://www.koreaherald.com/view.php?ud=20200116000696. Permission to quote third parties neither requested nor granted.

●	Glaringly, NO reputable third parties have voiced support for Alpha’s “proposal.”

We believe Alpha’s recent “proposal” was made for the benefit of its own shareholders to maintain Alpha’s projected image in South Korea of being deeply involved in the U.S. biotechnology business.

●	Having had a director and Board observer on the Board since 2018, Alpha was intimately aware of OncoSec’s need for capital to complete its important clinical development program.
●	Despite having this full knowledge, Alpha never made ANY proposal to provide OncoSec capital.
●	If you visit Alpha’s website, you might conclude our business is theirs … it is NOT.
●	Given that Alpha failed to offer financing support last summer and fall when it was clearly needed and known to them, shareholders should question Alpha’s motives and ability to do so now.

But for Alpha’s disruptive intervention, OncoSec could have received funding by now and would be driving forward our programs in the U.S., Europe and China.

●	OncoSec management has secured for its shareholders a $30M commitment from CGP and Sirtex.
●	Since announcing the CGP/Sirtex Transaction in early October, OncoSec has been on the receiving end of a seemingly endless negative campaign by Alpha.
●	One thing is for sure: it’s certainly easier to Monday morning quarterback than it is to bring a big deal like the CGP/Sirtex Transaction into the OncoSec boat.

Alpha makes an especially deceptive point in its most recent press release, urging shareholders to vote on their blue proxy card to force OncoSec to renegotiate the CGP/Sirtex Transaction.

●	This is a ridiculous tactic that we believe is once again an attempt to distract rather than to provide a constructive path forward.
●	After running an extensive strategic process, we can confidently say that the CGP/Sirtex Transaction is the most viable option for the Company and there will be no renegotiation – this is just one more example of Alpha ignoring the facts.

Was the real purpose of Alpha’s “proposal” to be constructive? What substance is behind Alpha’s “proposal?”

●	Here is what we think it was – a last-ditch effort to once again try to confuse, distract and disrupt.
●	Please ask yourself: Are we really supposed to agree that we should terminate a $30 million deal with two premier drug companies, one with a market cap in excess of a billion dollars, in favor of an unidentified “consortium of investors” being led by a chip manufacturer?
●	Alpha has even resorted to collecting votes on its blue proxy card, while putting in the fine print that it intends not to vote the proxies it collects if that strategy would prevent quorum at the Special Meeting and, in effect, block the CGP/Sirtex Transaction.

A question to Alpha: How about voting the shares you collect and letting the results speak for themselves?

●	What is Alpha afraid of? That there will be overwhelming support for the CGP/Sirtex Transaction?
●	Perhaps Alpha feels that it’s better to throw a wrench into the process by resorting to questionable proxy solicitation practices rather than to let shareholders’ voices be heard.

●	This isn’t the democratic process that shareholders are entitled to.
●	Since October, we have had to spend innumerable precious hours defending against Alpha’s lawsuits, press releases and misleading claims. This is time that could have been invested in working to bring our treatments to market and generating value for our shareholders. What a waste.

Alpha is seemingly stopping at nothing to attempt to derail what we believe is a potentially transformative deal for our Company.

Alpha is harming OncoSec. Only you, our shareholders, can put an end to this nonsense.

That’s why we urge you to vote on the WHITE proxy card today to support the CGP/Sirtex Transaction.

Sincerely,

Daniel O’Connor

President, Director & CEO

OncoSec Medical Incorporated

Additional information about the CGP/Sirtex Transaction and how to vote can be found at https://advancingoncosec.com/.

If you have any questions on how to vote, please contact the Company’s proxy solicitor at the contact listed below:

509 Madison Avenue, Suite 1608

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

E-mail: ONCS@morrowsodali.com

# # #

About CGP

CGP is a public company listed on the Hong Kong stock exchange with a market capitalization of approximately $2.2 billion USD. CGP develops, manufactures and distributes pharmaceutical products and medical devices to retailers and medical organizations. CGP currently distributes its products to approximately 6,000 hospitals and approximately 30,000 pharmacies and has a sales team of more than 2,000 employees. CGP also has significant experience in R&D and product commercialization in China. Such experience dealing with the relevant Chinese regulatory bodies makes CGP an ideal strategic partner for OncoSec as it looks to gain regulatory approval to introduce TAVO™ to the Chinese market. For more information, visit www.chinagrandpharm.com.

About Sirtex

Sirtex is a global healthcare business company with offices in the U.S., Australia, Europe and Asia, working to improve outcomes in people with cancer. Sirtex’s current lead product is a targeted radiation therapy for liver cancer called SIR-Spheres® Y-90 resin microspheres. More than 100,000 doses have been supplied to treat patients with liver cancer at more than 1,000 medical centers in over 40 countries. Sirtex’s global focus on drug development makes it a natural partner for the Company as it looks to develop and introduce TAVO™ into markets around the world. For more information, visit www.sirtex.com.

About OncoSec Medical Incorporated

OncoSec Medical Incorporated (the “Company,” “OncoSec,” “we” or “our”) is a late-stage biotechnology company focused on developing cytokine-based intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The technology, which employs electroporation, is designed to produce a controlled, localized expression of IL-12 in the tumor microenvironment, enabling the immune system to target and attack tumors throughout the body. OncoSec has built a deep and diverse clinical pipeline utilizing TAVOTM as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from recently completed clinical studies of TAVOTM have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach. In addition to TAVOTM, OncoSec is identifying and developing new DNA-encoded therapeutic candidates and tumor indications for use with its new Visceral Lesion Applicator (VLA), to target deep visceral lesions, such as liver, lung or pancreatic lesions. For more information, please visit www.oncosec.com.

TAVO™ trademark of OncoSec Medical Incorporated.

SIR-Spheres® is a registered trademark of Sirtex Medical US Holdings, Inc.

Risk Factors and Forward Looking Statements

This release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements provide the Company’s current beliefs, expectations and intentions regarding future events and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time they are published on or as otherwise specified, and does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the Securities Exchange Commission (“SEC”). In particular, you should be aware that the CGP/Sirtex Transaction may not close or may close on materially different terms, that Alpha may succeed in obtaining the relief it seeks in its litigation against the Company, in whole or in part, even though the Company believes that Alpha’s litigation is entirely without merit and that the success and timing of our clinical trials, including safety and efficacy of our product candidates, patient accrual, unexpected or expected safety events, and the usability of data generated from our trials may differ and may not meet our estimated timelines. Please refer to the risk factors and other cautionary statements provided in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC.

Company Contact:

Investor Contact:

Morrow Sodali

Chris Rice / Mike Verrechia

800-662-5200

ONCS@morrowsodali.com

Media Contacts

Gem Hopkins

Head of Corporate Communications

858-210-7334

ghopkins@oncosec.com

or

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com